                                                                EXHIBIT 99(a)(1)
                          OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
                 (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE
                SERIES B JUNIOR PARTICIPATING PREFERRED STOCK)

                                      OF

                          A.P. GREEN INDUSTRIES, INC.

                                      AT

                             $22.00 NET PER SHARE

                                      BY

                             BGN ACQUISITION CORP.
                         A WHOLLY OWNED SUBSIDIARY OF

                     GLOBAL INDUSTRIAL TECHNOLOGIES, INC.

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, APRIL 2, 1998, UNLESS THE OFFER IS EXTENDED.


  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $1.00 (THE "COMMON STOCK") (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SERIES B JUNIOR PARTICIPATING PREFERRED STOCK) (THE "RIGHTS" AND COLLECTIVELY WITH THE COMMON STOCK, THE "SHARES") OF A.P. GREEN INDUSTRIES, INC. (THE "COMPANY") REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                                   IMPORTANT

  Any stockholder desiring to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary, (2) follow the procedure for book-entry tender of Shares set forth in Section 3, or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered. Unless the context requires otherwise, all references to Shares herein shall include the associated Rights.

  The Rights are presently evidenced by the certificates for the Common Stock and a tender by a stockholder of such stockholder's shares of Common Stock will also constitute a tender of the associated Rights. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent (as defined herein) or to the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

                                ---------------

                     The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.

             The date of this Offer to Purchase is March 6, 1998.

                                ---------------

                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
     Introduction.....................................................    1
  1. Terms of the Offer...............................................    2
  2. Acceptance for Payment and Payment for Shares....................    3
  3. Procedure for Tendering Shares...................................    4
  4. Rights of Withdrawal.............................................    7
  5. Certain Federal Income Tax Consequences of the Offer.............    8
  6. Price Range of Shares; Dividends.................................    8
  7. Effect of the Offer on Market for the Shares, Stock Exchange
      Listing, and Exchange Act Registration..........................    9
  8. Certain Information Concerning the Company.......................   10
  9. Certain Information Concerning Purchaser and the Merger Sub......   12
 10. Background of the Offer; Contacts with the Company...............   14
 11. Purpose of the Offer; Plans for the Company; The Merger..........   16
 12. Source and Amount of Funds.......................................   24
 13. Certain Conditions of the Offer..................................   25
 14. Dividends and Distributions......................................   27
 15. Certain Legal Matters............................................   28
 16. Fees and Expenses................................................   30
 17. Miscellaneous....................................................   30
 Schedule A. Information concerning the Directors and Executive Offi-
          cers of Purchaser and the Merger Sub........................   31

TO THE HOLDERS OF SHARES OF
A.P. GREEN INDUSTRIES, INC.:

                                 INTRODUCTION

  BGN Acquisition Corp., a Delaware corporation (the "Merger Sub") and wholly owned subsidiary of Global Industrial Technologies, Inc., a Delaware corporation ("Purchaser"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), of A.P. Green Industries, Inc., a Delaware corporation (the "Company"), including the associated rights to purchase Series B Junior Participating Preferred Stock (the "Rights") issued pursuant to the Rights Agreement, dated as of November 13, 1997 (the "Rights Agreement"), between the Company and Harris Trust and Savings Bank, as Rights Agent (the Common Stock and the Rights together are referred to herein as the "Shares"), at $22.00 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Merger Sub pursuant to the Offer. The Merger Sub will pay all charges and expenses of Harris Trust and Savings Bank (the "Depositary") and Georgeson & Company Inc. (the "Information Agent"). Unless the context requires otherwise, all references to Shares herein shall include the associated Rights, and all references to the Rights shall include all benefits that may inure to the holders of the Rights pursuant to the Rights Agreement.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 13.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 3, 1998, among the Company, Purchaser and the Merger Sub, pursuant to which, after the completion of the Offer, the Merger Sub will be merged with and into the Company (the "Merger") and each issued and outstanding Share (other than Shares owned by Purchaser, the Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares that are held by stockholders exercising appraisal rights ("Dissenting Stockholders") pursuant to Section 262 of the Delaware General Corporation Law (the "DGCL")), shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $22.00 (the "Merger Consideration"). As a result of the Merger, the Company (sometimes referred to herein as the "Surviving Corporation") will become a wholly owned subsidiary of Purchaser.

  According to the Company, as of February 26, 1998 there were 8,068,665 Shares outstanding and there were 919,150 Shares reserved for issuance under then-current outstanding stock options pursuant to the Company's stock option and incentive plans.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  On the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Merger Sub will accept for payment, and pay for, any and all Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on April 2, 1998, unless and until the Merger Sub shall, in its sole discretion, have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Merger Sub, shall expire.

  Rights are presently evidenced by the certificates for the Common Stock and the tender by a stockholder of his shares of Common Stock will also constitute a tender of the associated Rights. Pursuant to the Offer, no separate payment will be made by the Merger Sub for the Rights pursuant to the Offer. Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on March 2, 1998, took all necessary action under the Rights Agreement to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) the Merger Sub and/or Purchaser to become an Acquiring Person (as defined herein) or (ii) a Distribution Date (as defined herein) or a Stock Acquisition Date (as such term is defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer. See Section 11.

  Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"), the Merger Sub expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Subject to the applicable regulations of the SEC, the Merger Sub also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of or, regardless of whether such Shares were theretofore accepted for payment, payment for any tendered Shares or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the conditions specified in Section 13 and (ii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. If the Merger Sub accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not withdrawn, and, subject to (i) above, will promptly pay for all Shares so accepted for payment. The Merger Sub confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

  Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which the Merger Sub may choose to make any public announcement, the Merger Sub shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

  The Merger Sub confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Merger Sub will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act.

  If, prior to the Expiration Date, the Merger Sub, in its sole discretion, shall decrease the percentage of Shares being sought or the consideration offered to holders of Shares, such decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

  The Offer is being mailed to holders of Shares from a list provided to the Merger Sub by the Company.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  On the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Merger Sub will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the later of (i) the expiration or termination of the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer, and any similar waiting periods under any foreign statutes or regulations that are applicable to the Offer and the Merger having expired or been terminated and the date all required filings, consents, approvals, and authorizations of any Governmental Entity (as defined in the Merger Agreement) shall have been obtained on terms satisfactory to Purchaser in its reasonable discretion and (ii) the Expiration Date, if at the time of the later of the occurrence of (i) and (ii) above, the Minimum Condition (as defined herein) has been satisfied or waived, provided that the Merger Sub reserves the right, in its sole discretion, to extend the Offer from time to time notwithstanding the prior satisfaction of the Offer Conditions. See Sections 13 and 15. Purchaser filed a Notification and Report Form under the HSR Act on March 4, 1998, and, accordingly, unless earlier terminated or extended by a request for additional information, the waiting period under the HSR Act is scheduled to expire at 11:59 p.m., New York City time, on March 19, 1998. See Section 15. In addition, subject to applicable rules of the SEC, the Merger Sub expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities")), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents.

  For purposes of the Offer, the Merger Sub will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when the Merger Sub gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Merger Sub and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with such Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

  The Merger Sub reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Purchaser the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Merger Sub of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tender. To tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares and, if applicable, Rights which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Merger Sub may enforce such agreement against the participant.

  Pursuant to the Rights Agreement, until the close of business on the Distribution Date, the Rights will be transferred with and only with the certificates for Shares and the surrender for transfer of any certificates for Common Stock will also constitute the transfer of the Rights associated with the Shares represented by such certificate. Pursuant to the Rights Agreement, the Company has taken all necessary action to ensure that no Distribution Date will occur by reason of the commencement or consummation of the Offer or any of the transactions contemplated by the Merger Agreement. See Section 11.

  If separate certificates representing the Rights are issued to holders of Shares prior to the time a holder's Shares are tendered pursuant to the Offer, certificates representing a number of Rights equal to the number of shares of Common Stock tendered must be delivered to the Depositary, or, if available, a Book-Entry Confirmation received by the Depositary with respect thereto, in order for such shares of Common Stock to be validly tendered. If the Distribution Date occurs and separate certificates representing the Rights are not distributed prior to the time Shares are tendered pursuant to the Offer, Rights may be tendered prior to a stockholder receiving the certificates for Rights by use of the guaranteed delivery procedure described below. A tender of shares of Common Stock constitutes an agreement by the tendering stockholder to deliver certificates representing all Rights formerly associated with the number of shares of Common Stock tendered pursuant to the Offer to the Depositary prior to expiration of the period permitted by such guaranteed delivery procedures for delivery of certificates for, or a Book-Entry Confirmation with respect to, Rights (the "Rights Delivery Period"). However, after expiration of the Rights Delivery Period, the Merger Sub may elect to reject as invalid a tender of shares of Common Stock with respect to which certificates for, or a Book-Entry Confirmation with respect to, the number of Rights required to be tendered with such Common Stock have not been received by the Depositary. Nevertheless, the Merger Sub will be entitled to accept for payment shares of Common Stock tendered by a stockholder prior to receipt of the certificates for the Rights required to be tendered with such shares of Common Stock, or a Book-Entry Confirmation with respect to such Rights, and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights or (b) make payment for shares of Common Stock accepted for payment pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights in reliance upon the agreement of a tendering stockholder to deliver Rights and such guaranteed delivery procedures. Any determination by the Merger Sub to make payment for shares of Common Stock in reliance upon such agreement and such guaranteed delivery procedures or, after expiration of the Rights Delivery Period, to reject a tender as invalid will be made in the sole and absolute discretion of the Merger Sub.

  Book-Entry Delivery. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make a book-entry transfer of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary by the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, or the tendering stockholder must comply with the guaranteed delivery procedures described below. If the Distribution Date occurs, the Depositary will also make a request to establish an account with respect to the Rights at each of the Book-Entry Transfer Facilities, but no assurance can be given that book-entry transfer of Rights will be available. If book-entry transfer of Rights is available, the foregoing book-entry transfer procedures will also apply to Rights. If book-entry transfer of Rights is not available and the Distribution Date occurs, a tendering stockholder will be required to tender Rights by means of physical delivery of certificates for Rights to the Depositary (in which event references in this Offer to Purchase to Book-Entry Confirmations with respect to Rights will be inapplicable). DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  THE METHOD OF DELIVERY OF SHARES, RIGHTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares or Rights) of Shares (or Rights, if applicable) and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, or (b) if such Shares and Rights are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares or Rights are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares or Rights not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. A stockholder who desires to tender Shares (or Rights, if applicable) pursuant to the Offer and whose certificates for Shares (or Rights, if applicable) are not immediately available (including because certificates for Rights have not yet been distributed by the Rights Agent), or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares (and/or Rights, if applicable) by following all of the procedures set forth below:

    (i) such tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Merger Sub, is received by the Depositary (as provided below) prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares and/or Rights, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares and/or Rights), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary (a) in the case of Shares, within three trading days after the date of execution of such Notice of Guaranteed Delivery or
  (b) in the case of Rights, within a period ending on the later of (1) three trading days after the date of execution of such Notice of Guaranteed Delivery or (2) three trading days after the date certificates for Rights are distributed to stockholders by the Rights Agent. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

  The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

  Other Requirements. Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares and, if the Distribution Date occurs, certificates for (or a timely Book-Entry Confirmation, if available, with respect to) the associated Rights, unless the Merger Sub elects to make payment for such shares of Common Stock pending receipt of the certificates for, or a Book-Entry Confirmation with respect to, such Rights as described above, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares (or Rights, if applicable) or Book-Entry Confirmations with respect to Shares (or Rights, if available) are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE SHARES BE PAID BY THE MERGER SUB, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  Tender Constitutes an Agreement. The valid tender of Shares and, if applicable, Rights pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Merger Sub on the terms and subject to the conditions of the Offer.

  Appointment. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of the Merger Sub as such stockholder's proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Merger Sub and with respect to any and all cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Shares, including the associated Rights. Such appointment is effective when, and only to the extent that, the Merger Sub deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Merger Sub's designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, by written consent in lieu of any such meeting or otherwise. The Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Merger Sub's payment for such Shares, the Merger Sub must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares or Rights will be determined by the Merger Sub in its sole discretion, which determination will be final and binding. The Merger Sub reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Merger Sub's counsel, be unlawful. The Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares or Rights of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares or Rights will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of the Merger Sub, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Merger Sub's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Merger Sub and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. RIGHTS OF WITHDRAWAL.

  Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Merger Sub pursuant to the Offer, may also be withdrawn at any time after May 4, 1998.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Merger Sub, in its sole discretion, which determination shall be final and binding. None of Purchaser, the Merger Sub, the Dealer Manager, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

  If the Merger Sub extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the Merger Sub's rights under this Offer, the Depositary may, nevertheless, on behalf of the Merger Sub, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

  Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and generally will be long-term capital gain or loss for stock held for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 28% in respect of property held for more than one year and to a maximum rate of 20% in respect of property held in excess of 18 months.

  THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are traded on the NYSE under the symbol "APK". Prior to October 1, 1997, the Shares were traded on The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "APGI." The following table sets forth, based upon public sources, for the calendar quarters indicated, the high and low quoted sale prices for the Shares on the NYSE and the Nasdaq National Market and the amount of cash dividends paid per share:

                                                          SALES PRICE
                                                         -------------
      CALENDAR YEAR                                       HIGH   LOW   DIVIDENDS
      -------------                                      ------ ------ ---------
      1996:
        First Quarter................................... $10.00 $ 8.25  $0.035
        Second Quarter..................................  10.75   8.00   0.035
        Third Quarter...................................  12.00   9.81   0.040
        Fourth Quarter..................................  11.50   9.25   0.040
      1997:
        First Quarter...................................  10.25   8.25   0.040
        Second Quarter..................................  10.50   7.75   0.040
        Third Quarter...................................  14.25   9.00   0.040
        Fourth Quarter..................................  14.19  10.88   0.040
      1998:
        First Quarter (through March 5, 1998)...........  21.69  10.13   0.040

  The Rights trade together with the Common Stock. On March 3, 1998, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the quoted closing price on the NYSE was $17.69 per Share. On March 5, 1998, the last full trading day prior to commencement of the Offer, the reported closing price on the NYSE was $21.63 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON MARKET FOR THE SHARES, STOCK EXCHANGE LISTING, AND EXCHANGE ACT REGISTRATION.

  Market for Shares. The purchase of Shares by the Merger Sub pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Stock Quotation. The Shares are quoted on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the shares of Common Stock if, among other things, the number of record holders of at least 100 shares of Common Stock should fall below 1,200, the number of publicly held shares of Common Stock (exclusive of holdings of officers and directors of the Company and their immediate families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings'')) should fall below 600,000, or the aggregate market value of the publicly held shares of Common Stock (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. According to information furnished to Purchaser by the Company, as of the close of business on February 26, 1998, there were 3,600 holders of record of shares of Common Stock not including beneficial holders of Common Stock held in street name, and there were 8,068,665 Shares outstanding. If the Common Stock were to be delisted, the associated Rights would be delisted as well.

  If the NYSE were to delist the Shares, the market for the Shares could therefor be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the shares of Common Stock and associated Rights and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the shares of Common Stock and associated Rights remaining at such time, the interest in maintaining a market in the shares of Common Stock and associated Rights on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

  Margin Regulations. The shares of Common Stock are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such shares of Common Stock. Depending upon factors similar to those described above regarding listing and market quotations, the shares of Common Stock might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the shares of Common Stock would be ineligible as collateral for margin loans made by brokers.

  Exchange Act Registration. The shares of Common Stock and associated Rights are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding shares of Common Stock and associated Rights are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Common Stock and associated Rights. Termination of registration of the shares of Common Stock and associated Rights under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the shares of Common Stock and Rights. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the shares of Common Stock under the Exchange Act were terminated, the shares of Common Stock would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". The Merger Sub intends to seek to cause the Company to apply for termination of registration of the shares of Common Stock and associated Rights as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices located at Green Boulevard, Mexico, Missouri 65265. The Company has described its business in publicly available information in the manner set forth below.

  The Company, until the acquisition of APG Lime Corp., a Delaware corporation, in 1987, operated under the name A.P. Green Refractories Co. The Company mines, processes, manufactures and distributes specialty minerals and mineral-based products, including industrial lime and refractories products, in the United States and international markets. The Company operates 23 plants in the United States, Canada, Mexico, the United Kingdom and Indonesia.

  Set forth below is certain summary consolidated financial information for each of the Company's three fiscal years in the period ended December 31, 1996 and for the nine months ended September 30, 1997 and 1996. The consolidated financial information presented below reflects historical financial information for the three fiscal years ended December 31, 1996 reported in the Company's 1996 Annual Report on Form 10-K/A and historical unaudited financial information for the nine months ended September 30, 1997 and 1996 as reported in the Company's Quarterly Report on Form 10-Q/A for the third quarter ended September 30, 1997. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below.

                                  THE COMPANY

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   NINE MONTHS ENDED
                                     SEPTEMBER 30,    YEARS ENDED DECEMBER 31,
                                   ----------------- --------------------------
                                     1997     1996     1996     1995     1994
                                   -------- -------- -------- -------- --------
CONSOLIDATED STATEMENTS OF
 EARNINGS DATA
Net sales........................  $207,365 $195,720 $258,461 $249,715 $195,918
Cost of sales....................   170,160  161,511  214,353  208,309  161,420
                                   -------- -------- -------- -------- --------
Gross profit.....................    37,205   34,209   44,108   41,406   34,498
Selling and administrative ex-
 penses..........................    27,846   27,015   36,087   31,312   25,707
Net earnings.....................     5,163    4,337    4,673    8,800    6,418
Net earnings per common share....     $0.64    $0.54    $0.58    $1.09    $0.80
Weighted average number of common
 shares..........................     8,035    8,043    8,038    8,060    8,050
CONSOLIDATED STATEMENTS OF
 FINANCIAL POSITION DATA
Current assets...................  $113,710 $113,266 $119,537 $123,246 $128,612
Total assets.....................   319,901  355,129  355,129  373,568  373,122
Current liabilities..............    44,118   43,996   43,996   43,423   50,047
Total liabilities................   195,072  235,331  235,331  257,554  266,084
Total stockholders' equity.......  $122,210 $117,710 $ 17,710 $113,999 $107,038

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Purchaser, the Merger Sub, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, Purchaser, the Merger Sub, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, the Merger Sub, the Information Agent or the Dealer Manager.

  In the course of the discussions between Company management and Purchaser, Purchaser was provided with certain financial information and projections prepared by Company management. The projections indicate estimated primary earnings per share for the Company of $1.12, $1.24 and $1.38, for 1998, 1999 and 2000, respectively.

The Company has advised Purchaser that (i) it does not, as a matter of course, make public forecasts as to future revenues or profits and (ii) the foregoing projections were based on estimates and assumptions that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control. Accordingly, there can be no assurance that the projected results can be realized or that actual results will not be materially higher or lower than those projected. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. None of the Company, Purchaser or the Merger Sub or their respective advisors assumes any responsibility for the accuracy of the projections. The inclusion of the foregoing projections should not be regarded as an indication that the Company, Purchaser, the Merger Sub or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor Purchaser intends to update, revise or correct such projections if they become inaccurate (even in the short term).

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, DC 20549, and also should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Washington, DC 20549 and can be assessed electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND THE MERGER SUB.

  The Merger Sub is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. The Merger Sub is a direct wholly owned subsidiary of Purchaser. The principal executive offices of Purchaser and the Merger Sub are located at 2121 San Jacinto Street, Dallas, Texas 75201.

  Purchaser is a major manufacturer of technologically advanced industrial products that support high-growth markets worldwide. Purchaser conducts its business in five segments. Refractory Products manufactures a broad line of refractory products through its wholly owned subsidiary, Harbison-Walker Refractories Company. Minerals manufactures refractory products and the raw materials needed to produce them. Industrial Tool produces pneumatic, electric and fixturized tools used in auto, aircraft and light industrial assembly; automated assembly systems; and tube cleaners and expanders. Specialty Equipment Products manufactures a variety of equipment for various industrial applications. Forged Products manufactures forged steel flanges used to connect components of closed systems for processing and transporting liquids and gases, and has undertaken the manufacture of undercarriage parts and components for track-mounted vehicles. Purchaser has entered into an agreement to sell its Industrial Tool division. Purchaser was incorporated in Delaware in 1972 under the name Dresser Finance Corporation, a wholly owned subsidiary of Dresser Industries, Inc. In 1992, Dresser Industries, Inc. distributed the stock of Dresser Finance Corporation to its stockholders in a tax-free spinoff and Purchaser changed its name to INDRESCO Inc. As a result of a reorganization on November 1, 1995 into a holding company structure, all issued shares of INDRESCO Inc. common stock were converted on that date on a share-for-share basis into shares of Common Stock, $0.25 par value, of Global Industrial Technologies, Inc. The corporate headquarters is located at 2121 San Jacinto Street, Dallas, Texas 75201 and the telephone number is (214) 953-4500.

  Additional information concerning Purchaser is set forth in Purchaser's Annual Report on Form 10-K for the year ended October 31, 1997 and subsequent Quarterly Reports on Form 10-Q, which reports may be obtained from the SEC and the NYSE in the manner set forth with respect to information concerning the Company in Section 8.

  Set forth below is certain summary consolidated financial information for each of Purchaser's three fiscal years in the period ended October 31, 1997 and for the three months ended January 31, 1998 and 1997. The consolidated financial information presented below reflects historical financial information for the three fiscal years ended October 31, 1997 reported in Purchaser's 1997 Annual Report on Form 10-K except with respect to earnings per share data which have been restated to conform with Statement of Accounting Standards No. 128, which was adopted by Purchaser during the quarter ended January 31, 1998, and historical unaudited financial information for the three months ended January 31, 1998 and 1997 as reported in Purchaser's Quarterly Report on Form 10-Q for the first fiscal quarter ended January 31, 1997. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below.

                                   PURCHASER

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               THREE MONTHS ENDED
                                   JANUARY 31,        YEARS ENDED OCTOBER 31,
                               -------------------  ----------------------------
                                 1998      1997       1997       1996     1995
                               --------- ---------  ---------  -------- --------
CONSOLIDATED STATEMENTS
 OF EARNINGS DATA:
Net sales and operating reve-
 nues........................  $ 137,100 $ 132,000  $ 601,200  $646,300 $594,300
Total costs and expenses.....    136,400   147,500    609,100   592,500  554,600
Earnings (loss) before income
 taxes.......................        800   (11,400)    (6,700)   55,400   42,500
Earnings (loss) per common
 share--basic................      $0.04    $(0.50)    $(0.20)    $2.01    $1.70
Earnings (loss) per common
 share--diluted..............      $0.04    $(0.50)    $(0.20)    $1.98    $1.69
                               THREE MONTHS ENDED
                                   JANUARY 31,        YEARS ENDED OCTOBER 31,
                               -------------------  ----------------------------
                                 1998      1997       1997       1996     1995
                               --------- ---------  ---------  -------- --------
CONSOLIDATED BALANCE SHEETS
 DATA
Current assets...............  $ 367,000 $ 369,700  $ 356,100  $375,500 $318,800
Total assets.................    837,600   739,300    807,000   752,600  584,400
Current liabilities..........    261,700   194,700    245,400   207,200  217,700
Total liabilities............    555,300   445,000    522,900   452,700  322,800
Shareholders' equity.........  $ 282,300 $ 294,300  $ 284,100  $299,900 $261,600

  Statements Purchaser may publish, including those in this Offer to Purchase, that are not strictly historical are "forward-looking" statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Purchaser believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be realized. Forward-looking statements involve known and unknown risks which may cause Purchaser's actual results and corporate developments to differ materially from those expected. Factors that could cause results and developments to differ materially from Purchaser's expectations include, without limitation, changes in manufacturing and shipment schedules, delays in completing plant construction and acquisitions, currency exchange rates, new product and technology developments, competition within each business segment, cyclicity of the markets for the products of a major segment, litigation, significant cost variances, the effects of acquisitions and divestitures, and other risks described from time to time in Purchaser's SEC reports including quarterly reports on Form 10-Q, annual reports on Form 10-K and reports on Form 8-K.

  The name, citizenship, business address, present principal occupation, and material positions held during the past five years of each of the directors and executive officers of Purchaser and the Merger Sub are set forth in Schedule A to this Offer to Purchase.

  Neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any equity securities of the Company. Neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in such equity securities during the past 60 days.

  Neither Purchaser nor the Merger Sub nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in Sections 10 and 11, there have been no contacts, negotiations or transactions since November 1, 1994 between Purchaser or the Merger Sub, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Except as described in Sections 10 and 11, neither Purchaser nor the Merger Sub, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since November 1, 1994 had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  In connection with the preparation of its 1998 strategic plan, in September 1997 Purchaser hired Beach Consulting Partners to provide certain management consulting services, including reviewing Purchaser's strategic position and opportunities for earnings growth in each of its lines of business. Purchaser also engaged Wasserstein Perella & Co., Inc. ("Wasserstein Perella") on November 14, 1997 to provide certain financial advisory services in connection with the preparation of Purchaser's 1998 long term strategic plan.

  On November 19, 1997, Mr. Jackson received a telephone call from Mr. Hummer in which Mr. Hummer inquired about Purchaser's interest in discussing a possible acquisition of the Company. Mr. Jackson and Mr. Hummer agreed to meet to discuss preliminarily a possible transaction between the two parties. The meeting was scheduled for December 1, 1997 at the offices of Purchaser.

  In preparation for the December 1, 1997 meeting, Juan M. Bravo, the President of Harbison-Walker Refractories Company ("H-W Refractories"), the refractory subsidiary of Purchaser, traveled to the Company's headquarters in Mexico, Missouri and met with representatives of the Company to discuss the concept of merging the Company with Purchaser or a subsidiary of Purchaser.

  On December 1, 1997, Mr. Hummer and Michael B. Cooney, Senior Vice President Law/Administration and Secretary of the Company, met with Mr. Jackson, Graham
L. Adelman, Senior Vice President, General Counsel and Secretary of Purchaser, Mr. Bravo and Dirk H. Hilkmann, Vice President--Planning and Development of H-W Refractories at Purchaser's offices in Dallas, Texas. At this meeting the parties discussed the perceived benefits that would accrue from a combination of the two companies. The parties also discussed a number of transaction structuring issues on a preliminary basis. As the parties had not yet executed a confidentiality agreement at this date, no proprietary information with respect to the respective businesses was discussed and no nonpublic financial information was exchanged. Both parties agreed that further discussions should continue with respect to a possible business combination.

  On December 5, 1997, management of the Company selected Credit Suisse First Boston Corporation ("Credit Suisse First Boston") as its financial advisor.

  Commencing on December 4, 1997, a number of telephone calls were exchanged between management of the Company and management of Purchaser with respect to the negotiation and execution of a confidentiality agreement between the parties. The definitive Confidentiality Agreement was executed by the parties on December 12, 1997.

  At a December 17, 1997 meeting of the Purchaser's Board of Directors, Mr. Jackson informed the Board regarding Purchaser's discussions to date with the Company. Wasserstein Perella presented a preliminary analysis of a potential acquisition of the Company in the context of a possible use of proceeds from the proposed sale of Purchaser's Industrial Tool business.

  On January 7, 1998, Mr. Hummer, Mr. Cooney, John L. Kelsey, Vice President, Refractory Marketing and Gary L. Roberts, Vice President and Chief Financial Officer of the Company, met with Messrs. Jackson, Adelman, Bravo and Hilkmann at the offices of Purchaser in Dallas, Texas. At this meeting the parties discussed potential structures for a transaction. Purchaser advised the Company at this meeting that its preferred structure for acquisition of the Company was a complete acquisition of the Company for cash or an establishment of a joint venture in which Purchaser would control at least 80% of the equity interest. Mr. Jackson and Mr. Hummer also met privately to discuss personnel and operational matters in the context of an acquisition transaction.

  At a meeting of the Board of Directors of Purchaser on January 18 and 19, 1998, management presented its proposed strategic plan. Beach Consulting Partners made a presentation to the Board regarding the results of its management consulting study and the proposed strategic plan and Wasserstein Perella presented a valuation analysis relating to the proposed strategic plan. After extensive discussion, the Board of Directors of Purchaser adopted the proposed 1998 long term strategic plan and authorized management to pursue a potential acquisition of the Company. Purchaser engaged Wasserstein Perella effective January 18, 1998 to provide financial advisory services related to the possible acquisition of the Company.

  Following the meeting and over the next several weeks, Purchaser made various due diligence requests of the Company and conducted meetings with respect to operational issues and tours of the Company's facilities. Discussions were also held between representatives of Credit Suisse First Boston and Wasserstein Perella regarding the scope of due diligence required and the timetable for making written proposals to the Company with respect to the structure and financial terms of a proposed transaction.

  On February 9, 1998, Mr. Hummer met with Mr. Jackson at Purchaser's offices in Dallas to discuss the business of Purchaser and the possibility of Mr. Hummer and certain other of the Company's executive officers continuing with the combined operations. The terms of the Termination Compensation Agreements between the Company and Messrs. Hummer, Cooney and Roberts and Mr. Max C. Aiken, Executive Vice President Refractory Operations of the Company, were discussed in the context of the proposed structure of an acquisition transaction by Purchaser. Mr. Jackson also inquired as to the interest of certain executive officers in converting a portion of their Company Options to Purchaser Options.

  On February 18, 1998, Mr. Hummer met again with Mr. Jackson in Dallas. At this meeting, Mr. Jackson expressed Purchaser's strong interest in acquiring the Company. Mr. Hummer also disclosed to Mr. Jackson a grant of the severance enhancement agreements to five additional officers and one other employee of the Company by which each such person would receive a severance payment equal to six months' salary, in addition to the Company's normal severance benefits, if the officer or employee were terminated by an acquiring company within one year after the date of consummation of the acquisition.

  On February 23, 1998, a telephonic meeting of the Board of Directors was held to consider extending a non-binding proposal to the Company to acquire all of its outstanding Common Stock for cash. After discussions with Purchaser's counsel and consideration of a valuation analysis by Wasserstein Perella, the Board of Directors of Purchaser authorized its management to make a non-binding written proposal to the Company to acquire all of the Company's outstanding Common Stock (on a fully diluted basis) for $22.00 per Share in cash. The proposal was conveyed later in the day to the Company through Credit Suisse First Boston and was conditioned upon the completion of several items of due diligence, the negotiation of a definitive agreement with respect to a tender offer and merger and the approval of the transaction by the Boards of Directors of both companies.

  On February 24, 1998, a telephonic meeting of the Board of Directors of the Company was held to discuss, among other items, the written proposal that had been submitted by Purchaser to the Company. With the advice and assistance of Credit Suisse First Boston and the Company's outside legal counsel, there was a consensus of the Company's Board that the Purchaser's proposal should be pursued. If negotiations resulted in a definitive agreement, the Company's Board of Directors instructed management to report back to it with management's recommendation.

  On February 25, 1998, Purchaser requested an exclusivity agreement by which the Company would agree to pursue negotiations with respect to a definitive acquisition agreement solely with Purchaser during an agreed-upon period of time. The Company indicated its agreement to enter into such an agreement and the parties negotiated and executed an exclusivity letter which extended through midnight on March 4, 1998.

  On February 26 and 27, 1998, representatives of management of Purchaser and the Company met in St. Louis, Missouri with their respective legal and financial advisors to negotiate a definitive Merger Agreement.

  The form of the Merger Agreement, pursuant to which Purchaser agreed to initiate the Offer for all of the Shares for a price of $22.00, net to the seller in cash, and to consummate the Merger for the balance of the Shares not purchased in the Offer at $22.00 in cash, was presented to their respective Boards of Directors for approval in the afternoon and evening of March 2, 1998.

  On March 2, 1998, the Board of Directors of Purchaser met, at which meeting Mr. Jackson and other officers of Purchaser updated the Board of Directors of Purchaser concerning the discussions with the Company. Purchaser's counsel advised the Purchaser's Board concerning the proposed Merger Agreement, and Purchaser's financial advisors, Wasserstein Perella, advised the Board of Directors of Purchaser concerning the financial terms of the proposed transaction. Wasserstein Perella orally delivered its opinion to the Board of Directors of Purchaser that as of March 2, 1998, the $22.00 per Share cash consideration to be paid by Purchaser pursuant to the Merger and Offer is fair to Purchaser from a financial point of view. Wasserstein Perella subsequently delivered to Purchaser its written opinion, subject to the assumptions, limitations and other matters described therein, confirming its oral opinion delivered at the March 2, 1998, meeting of the Board of Directors of Purchaser. The Board of Directors of Purchaser unanimously approved the Offer and the Merger Agreement.

  On March 2, 1998, the Board of Directors of the Company met, at which meeting Mr. Hummer and other officers of the Company updated the Board of Directors of the Company concerning the discussions with Purchaser. The Company's counsel advised the Company's Board concerning the proposed Merger Agreement, and the Company's financial advisors, Credit Suisse First Boston, advised the Board of Directors of the Company concerning the financial terms of the proposed transaction. Credit Suisse First Boston delivered its opinion to the Board of Directors of the Company that as of March 2, 1998, the $22.00 per Share cash consideration to be received by stockholders of the Company pursuant to the Merger and Offer is fair to such stockholders from a financial point of view. The Board of Directors of the Company unanimously determined that the Offer and the Merger is fair to and in the best interests of the Company and its stockholders and unanimously approved the Offer and the Merger Agreement and unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

  The final terms of the definitive Merger Agreement were agreed to and the Merger Agreement was executed on March 3, 1998 and a public announcement of the execution of the Merger Agreement was made prior to the opening of trading on the NYSE on March 4, 1998.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER.

  Purpose. The purpose of the Offer is to acquire for cash as many outstanding Shares as possible as a first step in acquiring the entire equity interest in the Company.

  If the Merger Sub acquires a majority of the outstanding Shares pursuant to the Offer, it will have the vote necessary under the DGCL to approve the Merger. Under the DGCL, if the Merger Sub owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of the Company's stockholders. Therefore, if 7,261,799 Shares (or such greater number as may be necessary if options are exercised) are acquired pursuant to the Offer or otherwise, the Merger Sub will be able to and intends to effect the Merger without a meeting of holders of Shares. The Merger Agreement provides that, promptly after expiration of the Offer and receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver of certain other conditions, the Merger Sub will be merged into the Company. Upon consummation of the

Merger, each then outstanding Share (other than Shares owned by the Purchaser Companies or Shares that are held by Dissenting Stockholders) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Merger Consideration.

  The respective obligations of the Company, Purchaser and the Merger Sub to consummate the Merger are subject to the fulfillment of certain conditions set forth in the Merger Agreement, any or all of which may be waived in whole or in part by Purchaser or the Merger Sub, as the case may be, to the extent permitted by applicable law, including (i) if required by the DGCL, the approval by the holders of a majority of the Shares of the Merger Agreement, in accordance with applicable law and the certificate of incorporation and by-laws of the Company, (ii) the purchase by the Merger Sub (or one of the Purchaser Companies) of Shares pursuant to the Offer, and (iii) there being no statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated, enforced or entered by any United States or state court or other Governmental Entity of competent jurisdiction or regulatory authority in effect which prohibits consummation of the transactions contemplated by the Merger Agreement (collectively, an "Order").

  Termination Provisions. According to its terms, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, before or after approval by holders of Shares, by the mutual consent of Purchaser and the Company, by action of their respective Boards of Directors. In addition, the Merger Agreement may be terminated and the transactions contemplated thereby abandoned at any time prior to the Effective Time, before or after approval by holders of Shares, by action of the Board of Directors of either Purchaser or the Company if (i) the Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; or (ii) the Merger shall not have been consummated by August 31, 1998, whether or not such date is before or after the approval by holders of Shares; or (iii) if required, the approval of stockholders of the Company shall not have been obtained at a meeting duly convened therefor; or (iv) any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States or any country in which either the Company or Purchaser, directly or indirectly, has material assets or operations, shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable. The Merger Agreement may also be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of Purchaser if (i) the Company shall have breached or failed to perform in any material respect any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company prior to such date of termination which breach or failure shall not have been cured prior to the earlier of (A) five business days following the giving of written notice to the Company of such breach or failure and (B) two business days prior to the date on which the Offer is then scheduled to expire, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made except for such failures to be complete or accurate that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or could prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of Purchaser, the Merger Sub, the Company or any of their respective affiliates, following consummation of the Offer or the Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted,
(ii) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn in a manner adverse to Purchaser or the Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or the Board of Directors of the Company, upon request by Purchaser, shall fail to reaffirm such approval or recommendation, or shall have endorsed, approved or recommended any other Acquisition Proposal (as defined in the Merger Agreement), or shall have resolved to do any of the foregoing, or (iii) the Company or any of the other persons or entities described in Section 7.2 of the Merger Agreement shall take any actions that would be proscribed by Section 7.2 of the Merger Agreement but for the exception therein allowing certain actions to be taken if required by fiduciary obligations under applicable law as advised in writing by counsel. The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the Board of Directors of the Company, (i) if Purchaser or the Merger Sub (or another Purchaser Company) (x) shall have breached or failed to perform in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by Purchaser or the Merger Sub prior to such date of termination which shall not have been cured prior to the earlier of (A) five business days following the giving of written notice to Purchaser of such breach or failure and (B) two business days prior to the date on which the Offer is then scheduled to expire, or (y) shall have failed to commence the Offer within the time required in Section 1.1 of the Merger Agreement, or (ii) if (w) the Company is not in material breach of any of the terms of the Merger Agreement, (x) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of the Merger Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (as defined in the Merger Agreement) and the Company notifies Purchaser in writing that it intends to enter into such an agreement, attaching the most current version of such agreement (which shall include all of the material terms, including the price proposed to be paid for Shares pursuant thereto) to such notice, (y) Purchaser does not make, within two business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (z) the Company, prior to such termination, pays to Purchaser in immediately available funds the fees required to be paid pursuant to Section 9.5(b) of the Merger Agreement.

  In the event of the termination of the Merger Agreement, no party to the Merger Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party to the Merger Agreement, except as provided in Sections 9.5(b) and 10.2 therein and except that nothing therein will relieve any party from liability for any willful breach of the Merger Agreement; provided, however, that if the Merger Agreement is terminated by Purchaser pursuant to Section 9.3(i) or the Company pursuant to
Section 9.4(i) therein, the terminating party's rights to pursue all legal remedies will survive such termination unimpaired.

  If (i) (x) the Offer shall have remained open for a minimum of at least 20 business days, (y) after the date of the Merger Agreement any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or the Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 20% or more of the outstanding Shares or shall have publicly announced a proposal or intention to make an Acquisition Proposal or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 20% or more of the outstanding Shares, and (z) the Minimum Condition shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or (ii) Purchaser shall have terminated the Merger Agreement pursuant to Section 9.3(ii) or Section 9.3(iii) thereof or (iii) the Company shall have terminated the Merger Agreement pursuant to Section 9.4(ii) thereof; then the Company shall promptly, but in no event later than two days after the date of such termination, pay Purchaser a fee of $8,000,000 and shall reimburse Purchaser and the Merger Sub (not later than one business day after request by Purchaser or the Merger Sub) for all of the out-of-pocket charges and expenses, including financing fees, incurred by Purchaser or the Merger Sub in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement up to a maximum amount of $1,500,000, in each case payable by wire transfer in same day funds. The Company thereby acknowledged that the agreements described above are an integral part of the transactions contemplated in the Merger Agreement, and that, without these agreements, Purchaser and the Merger Sub would not have entered into the Merger Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 9.5(b) of the Merger Agreement, and, in order to obtain such payment, Purchaser or the Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in such Section, the Company shall pay to Purchaser or the Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Bank of America National Trust and Savings Association on the date such payment was required to be made. The payments made by the Company pursuant to Section 9.5(b) of the Merger Agreement are the sole and exclusive remedy of Purchaser and the Merger Sub for any claim that Purchaser or the Merger Sub may have arising from or relating to the events set forth in Section 9.5(b)(i), (ii) or (iii) of the Merger Agreement.

  Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the Merger Agreement may be modified or amended by written agreement executed and delivered by duly authorized officers of the respective parties.

  Treatment of Options. The Merger Agreement provides that, immediately prior to the Effective Time, the Company shall take such actions as may be necessary such that immediately prior to the Effective Time each stock option outstanding and unexercised (the "Option") pursuant to the Company's stock option and incentive plans (the "Stock Plans"), whether or not then exercisable, shall be canceled and shall cease to be exercisable. In consideration for such cancellation, the holder thereof, upon surrender of such Option, will receive an amount in cash from the Company equal to the result of multiplying the number of shares of Common Stock previously subject to such Option by the difference between the Merger Consideration and the per share exercise price of such Option.

  The Merger Agreement provides that Paul F. Hummer II may, by written notice to Purchaser received by Purchaser not less than ten (10) business days prior to the Effective Time, elect to convert the 75,000 Options held by him, into options ("Purchaser Options") to purchase Purchaser common stock ("Purchaser Common Stock"). Any such election shall identify the Options to be converted into Purchaser Options and shall become irrevocable upon receipt by Purchaser of the notice of election. If such election is made, at the Effective Time, each Option to be converted shall be deemed to constitute an option to acquire Purchaser Common Stock on the same terms of the applicable Stock Plan and the stock option agreement by which it is evidenced. From and after the Effective Time, (A) each such Option may be exercised solely for shares of Purchaser Common Stock, (B) the number of shares of Purchaser Common Stock subject to such Option shall be equal to the result (rounded down to the nearest whole share) of multiplying the number of shares of Common Stock subject to such Option immediately prior to the Effective Time by a fraction (the "Conversion Fraction"), where (x) the numerator is equal to the Merger Consideration and
(y) the denominator is equal to the average of the last reported sales prices of the Purchaser Common Stock on the five business days immediately prior to the date of the Merger Agreement and (C) the per share exercise price under each such Option shall be equal to the result (rounded up to the nearest cent) of dividing the per share exercise price under each such Option by the Conversion Fraction; provided, however, that with respect to any Option which is an "incentive stock option", within the meaning of Section 422 of the Internal Revenue Code, the adjustments provided by the Merger Agreement shall be effected in a manner consistent with the requirements of Section 424(a) of the Internal Revenue Code. No payment shall be made pursuant to the Merger Agreement with respect to any portion of an Option that is converted into a Purchaser Option.

  Pursuant to the Merger Agreement, at or prior to the Effective Time, Purchaser shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Purchaser Common Stock for delivery upon exercise of Options assumed by it in accordance with the Merger Agreement as soon as administratively feasible following the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Purchaser Common Stock subject to such Options (or shall cause such Option to be deemed an option issued pursuant to a Purchaser stock option plan for which Purchaser Common Stock have previously been registered pursuant to an appropriate registration form). Purchaser shall use its best efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as the Options remain outstanding.

  Indemnification of Officers and Directors. The Merger Agreement provides that, from and after the Effective Time, Purchaser agrees that it will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company is permitted to do so under Delaware law and the Company

Certificate or Company By-Laws in effect on the date of the Merger Agreement (and Purchaser shall also advance expenses as incurred to the fullest extent permitted under applicable law provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Delaware law and the Company Certificate and Company By-Laws shall be made by independent counsel selected by the Surviving Corporation.

  Pursuant to the Merger Agreement, any Indemnified Party wishing to claim indemnification, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that, in such counsel's reasonable judgment, there are material issues that constitute conflicts of interest between Purchaser or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Purchaser or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser shall be obligated to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided, further, however, that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated by the Merger Agreement is prohibited by applicable law.

  Pursuant to the Merger Agreement, the Surviving Corporation shall be permitted to maintain the Company's existing officers' and directors' liability insurance ("D&O Insurance") for a period of two years after the Effective Time so long as the annual premium therefor is not in excess of 150% of the last annual premium paid prior to the date of the Merger Agreement (the "D&O Premium"); provided, however, if the existing D&O Insurance expires, is terminated or canceled during such two-year period, the Surviving Corporation will use its best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of the D&O Premium.

  Treatment of Employee Benefits. Pursuant to the Merger Agreement, Purchaser agrees that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with benefits under employee benefit plans (other than stock options or other plans involving the issuance of securities of the Company or Purchaser) which in the aggregate are substantially comparable to those currently provided by the Company to such employees; provided, however, that employees covered by collective bargaining agreements need not be provided with such benefits. Purchaser will cause each employee benefit plan of Purchaser in which employees of the Company are eligible to participate to take into account for purposes of eligibility and vesting thereunder the service of such employees with the Company as if such service were with Purchaser. Purchaser will, and will cause the Surviving Corporation to, honor without modification all employee benefit obligations to current and former employees of the Company accrued as of the Effective Time and, to the extent set forth in the Disclosure Letter, all employee severance plans in existence on the date of the Merger Agreement and all employment or severance agreements entered into prior to the date of the Merger Agreement.

  ESOP Distributions and Termination. As soon as practicable following the Effective Time, Purchaser and the Company shall take all actions necessary or appropriate to cause the A.P. Green Industries, Inc. Employee Stock Ownership Trust, which implements and forms part of the A.P. Green Investment Plan (collectively, the "ESOP"), to provide for the use of all proceeds received pursuant to the Offer from the tender of Shares allocated to the suspense account of the ESOP, as follows: first, such proceeds shall be applied to repay any outstanding loan incurred by the ESOP; and secondly, the balance of such proceeds shall be allocated to participants' Employer Match ESOP account in proportion to the total aggregate value of such accounts of the participants as of the accounting date immediately preceding the Effective Time, except to the extent such allocations could exceed the limits on annual contributions pursuant to Section 415 of the Code. In addition, as soon as is reasonably practicable following the Effective Time (or, if deemed appropriate by Purchaser and the Company, after receipt of a favorable determination letter from the Internal Revenue Service on the effect of termination of the ESOP) Purchaser and the Company shall terminate the ESOP and distribute all proceeds to the participants in accordance therewith. Notwithstanding the foregoing, Purchaser shall have no obligation to implement this Section 7.8(d) if such implementation would violate the terms of the ESOP or jeopardize the tax-qualified status of the ESOP.

  Composition of the Board of Directors. Pursuant to the Merger Agreement, if requested by Purchaser, the Company will, subject to compliance with applicable law and promptly following the purchase by the Merger Sub of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals not less than the product of (i) the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to the Merger Agreement) and (ii) a fraction the numerator of which is the aggregate number of Shares beneficially owned by the Merger Sub or any affiliate of the Merger Sub and the denominator of which is the total number of Shares then outstanding. In furtherance thereof, the Company will increase the size of the Board of Directors of the Company, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Board of Directors of the Company. At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same proportionate representation of each committee of the Board of Directors of the Company, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). No directors appointed by Purchaser shall be entitled to receive any compensation or benefits currently in effect for the Company's non-employee directors. The Company's obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under the Merger Agreement and shall include in the Schedule 14D-9, or in a separate Rule 14f-1 information statement provided to stockholders, such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill its obligations under the Merger Agreement. Purchaser and the Merger Sub will supply to the Company and will be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that neither it nor its affiliates and its and their respective officers, directors, employees, representatives and agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) shall immediately cease all existing discussions or negotiations, if any, with any parties conducted before the date of the Merger Agreement with respect to any acquisition or exchange of all or any material portion of the assets of, or more than 15% of the equity interest in, the Company or any of its subsidiaries (by direct purchase from the Company, tender or exchange offer or otherwise) or any business combination, merger, consolidation or similar transaction (including an exchange of stock or assets) with or involving the Company or any subsidiary or division of the Company (an "Acquisition Transaction"). Neither the Company nor any of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Purchaser and the Merger Sub, any affiliate or associate of Purchaser and the Merger Sub or any designees of Purchaser and the Merger Sub) with respect to any inquiries or the making of any offer or proposal (including, without limitation, any offer or proposal to the stockholders of the Company) concerning an Acquisition Transaction (an "Acquisition Proposal"), unless (i) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated (taking into account all legal, financial and regulatory aspects of the proposal, the person making the proposal and all other relevant factors) and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to in the Merger Agreement as a "Superior Proposal"). The Company will take the necessary steps to inform the individuals or entities referred to in the first sentence of this paragraph of the obligations undertaken pursuant to the Merger Agreement. The Company will notify Purchaser immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company, the name of the person making such proposals, the material terms and conditions of such proposals and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of such proposals and the status of such negotiations or discussions. The Company agreed not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party, unless the Board of Directors of the Company shall have determined in good faith, based upon the advice of outside counsel to the Company, that failing to release such third party or waive such provisions would constitute a breach of the fiduciary duties of the Board of Directors of the Company under applicable law.

  Covenants. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, as well as representations and warranties of each of the parties customary in transactions of this kind.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, each stockholder of the Company who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

  Rule 13e-3. Rule 13e-3 under the Exchange Act, which Purchaser does not believe would be applicable to the Merger, would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to stockholders of the Company therein, be filed with the SEC and disclosed to stockholders of the Company prior to consummation of the transaction.

  Rights Agreement. Set forth below is a summary description of the Rights as filed with the Company's Registration Statement on Form 8-A dated November 13, 1997, relating to the Rights. On November 13, 1997, the Board of Directors of the Company declared a dividend of one Right for each outstanding share of Common Stock. The dividend was payable on January 7, 1998 (the "Record Date") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of a Preferred Share of the Company at a price of $45.00 per one one-hundredth of a Preferred Share (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement.

  Initially, the Rights will be evidenced by the stock certificates representing shares of Common Stock then outstanding, and no separate Right Certificates, as defined in the Rights Agreement, will be distributed. Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by action of a majority of the Continuing Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, without the prior written approval of a majority of the Continuing Directors, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the voting power of the Company (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the shares of Common Stock certificates outstanding as of the Record Date, by such share of Common Stock certificate to which a copy of this Summary of Rights may be attached.

  The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights) the surrender for transfer of any certificates for Common Stock outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

  The Rights are not exercisable until the Distribution Date. The Rights will expire on January 6, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

  The Purchase Price payable, and the number of Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination of reclassification of, the Preferred Shares, (ii) upon the grant to holders of the Preferred Shares of certain rights or warrants to subscribe for or purchase Preferred Shares at a price, or securities convertible into Preferred Shares with a conversion price, less than the then-current market price of the Preferred Shares or
(iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Preferred Shares) or of subscription rights or warrants (other than those referred to above).

  The number of outstanding Rights and the number of one one-hundredths of a Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Stock or a stock dividend on the Common Stock payable in shares of Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring, in any such case, prior to the Distribution Date.

  Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each Preferred Share will have 100 votes, voting together with the shares of Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Preferred Share will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary anti-dilution provisions. Because of the nature of the Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Preferred Share purchasable upon exercise of each Right should approximate the value of one share of Common Stock. The Preferred Shares rank junior to all other series of the Company's preferred stock.

  In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the exercise price of the Right (or, if such number of shares of Common Stock is not authorized, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights).

  At any time after any Person becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group which will have become void) in whole or in part, at an exchange ratio of one shares of Common Stock, or one one-hundredth of a Preferred Share (or of a share of a class or series of the Company's preferred stock having equivalent rights, preferences and privileges or the Company may issue cash, debt or other property or any combination thereof), per Right (subject to adjustment).

  With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Preferred Shares will be issued (other than fractions which are integral multiples of one one-hundredth of a Preferred Share, which may, at the election of the Company, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading day prior to the date of exercise.

  At any time prior to the earliest of (i) the time that a person has become an Acquiring Person or (ii) the final Expiration Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to any percentage which is (i) greater than the largest percentage of the outstanding shares of Common Stock then known to the Company to be beneficially owned by any person or group of affiliated or associated persons (other than the Company, any Subsidiary of the Company, employee benefit plans of the Company or any Subsidiary, or any entity holding shares of Common Stock pursuant to the terms of any such plan) and (ii) not less than 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

  Pursuant to the Merger Agreement, the Board of Directors of the Company, at its meeting on March 2, 1998, took all necessary action under the Rights Agreement to provide that the execution of the Merger Agreement and the consummation of the transactions contemplated thereby will not cause (i) the Merger Sub and/or Purchaser to become an Acquiring Person or (ii) a Distribution Date or a Stock Acquisition Date (as defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer. In addition, pursuant to the Merger Agreement, the Board of Directors of the Company approved the amendment of the Rights Agreement on March 2, 1998 so that (i) the consummation of the transactions contemplated thereby will not cause (x) the Merger Sub and/or Purchaser to become an Acquiring Person or (y) a Distribution Date or a Stock Acquisition Date (as defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer and (ii) all outstanding Rights will expire upon the acceptance of Shares for payment pursuant to the Offer, whether or not tendered and purchased pursuant to the Offer, and neither the Company, the Merger Sub nor Purchaser shall have any obligations under the Rights Agreement to any holder (or former holder) of Rights following consummation of the Offer.

12. SOURCE AND AMOUNT OF FUNDS.

  The Merger Sub estimates that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $192,000,000.

The Merger Sub expects to obtain these funds from capital contributions or advances made by Purchaser. Purchaser currently plans to obtain the funds for such capital contributions or advances from the sale of its Industrial Tool business to Cooper Industries for $217.5 million. Purchaser has been notified that the waiting period under the HSR Act applicable to the Industrial Tool transaction expired on March 5, 1998. Accordingly, Purchaser believes that the sale of its Industrial Tool business will be consummated prior to the Expiration Date and that it will have the necessary funds to make the above-referenced capital contributions or advances.

  If the consummation of the Industrial Tool transaction is delayed beyond the Expiration Date, Purchaser plans to obtain the funds for such capital contributions or advances from a combination of its working capital and borrowings under the Credit Agreement, dated as of September 23, 1994, as amended by the Seventh Amendment to Credit Agreement, dated as of February 19, 1998, among Purchaser and Bank of America National Trust and Savings Association (the "Credit Facility") which provides a commitment of $200,000,000, which can only be drawn in connection with the undertaking described herein, and to the extent utilized, will be a term loan due August 31, 1998. The Credit Facility is provided by Bank of America National Trust and Savings Association as agent (the "Agent") and lender (the "Lender").

  Under the Credit Agreement, Purchaser may request that the Lender make a loan which bears interest by reference to a rate that, according to the terms of the Credit Facility, and at the discretion of Purchaser, varies according to rates offered for eurodollar deposits, the federal funds rate, or the reference rate announced from time to time by Bank of America. Further, Purchaser has agreed to pay a facility fee to the Lender, the amount of which is conditioned to amounts borrowed related to this undertaking.

  The covenants in the Credit Facility restrict or limit, among other things,
(i) the incurrence of certain debt by Purchaser's subsidiaries, (ii) liens on the assets of Purchaser and its subsidiaries, (iii) certain mergers, consolidations and sales of assets by Purchaser and its subsidiaries and (iv) the use of proceeds of the loans made under the Credit Facility. In addition, the Credit Facility requires that Purchaser and its restricted subsidiaries, on a consolidated basis, satisfy an indebtedness/capitalization ratio, an indebtedness/net cash flow ratio and an interest coverage ratio.

  The foregoing description is qualified in its entirety by reference to the Credit Facility, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to Purchaser's Tender Offer Statement on Schedule 14D-1. The Credit Facility may be examined and copies may be obtained at the place and in the manner set forth in Section 8.

  It is anticipated that the indebtedness incurred by Purchaser in connection with the Offer and the Merger will be paid from funds generated internally by Purchaser and its subsidiaries (including, after the Merger, if consummated, dividends paid by the Surviving Corporation and its subsidiaries), through additional borrowings, through application of proceeds of dispositions or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Purchaser will employ to repay such indebtedness. Such decisions, when made, will be based on Purchaser's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

13. CERTAIN CONDITIONS OF THE OFFER.

  Notwithstanding any other provision of the Offer, the Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Merger Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if, (i) prior to the expiration of the Offer, (x) a number of Shares which, together with any Shares owned by Purchaser or the Merger Sub, constitutes more than 50% of the voting power (determined on a fully-diluted basis) of all the securities of the Company entitled to vote generally in the election of directors or in connection with a merger shall not have been validly tendered and not withdrawn prior to the expiration of the Offer (the "Minimum Condition") or (y) any waiting periods under the HSR Act applicable to the purchase of Shares pursuant to the Offer and any applicable waiting periods under any foreign statutes or regulations that are applicable to the Offer or the Merger shall not have expired or been terminated, or any required filings, consents, approvals, and authorizations of any Governmental Entity applicable to the Offer or the Merger shall not have been obtained on terms satisfactory to Purchaser in its reasonable judgment, or (ii) on or after March 3, 1998 and at or before the time of payment for any of such Shares (whether or not any Shares have theretofore been accepted for payment), any of the following events shall occur:

    (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any Governmental Entity on, or any other event that might affect, the extension of credit by banks or other lending institutions, (v) a material change in United States or any other currency exchange rates or a suspension of, or limitation on, the markets therefor,
  (vi) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof,
  (vii) any extraordinary or material adverse change in the market price of the Shares or in the United States securities or financial markets generally, including, without limitation, a decline of at least 20% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 index from the date of the Merger Agreement, or (viii) any material adverse change in the relevant financial markets that could reasonably be expected to materially and adversely affect the debt facilities related to the financing of the Offer;

    (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements contained in the Merger Agreement or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

    (c) there shall be threatened, instituted or pending any action, litigation, proceeding, investigation or other application (an "Action") before any court or other Governmental Entity by any Governmental Entity or instituted or pending any Action by any other person, domestic or foreign:
  (i) challenging the acquisition by Purchaser or the Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger or other subsequent business combination, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger or other subsequent business combination; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or the Merger Sub's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Purchaser or the Merger Sub to dispose of or hold separate all or any portion of Purchaser's or the Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger or other subsequent business combination; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render the Merger Sub unable to, or result in a material delay in, or restrict, the ability of the Merger Sub to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or the Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, in the judgment of Purchaser is reasonably likely to have a material adverse effect on the financial condition, properties, business or operations of the Company or Purchaser or the Merger Sub (or any of their respective affiliates or subsidiaries) or the value of the Shares to Purchaser or the Merger Sub or the benefits expected to be derived by Purchaser or the Merger Sub as a result of consummation of the transactions contemplated by the Offer and the Merger;

    (d) any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer, the Merger, the Merger Agreement or other subsequent business combination or any other action shall have been taken, proposed or threatened by any court or other Governmental Entity other than the application to the Offer, the Merger, the Merger Agreement or other subsequent business combination of waiting periods under the HSR Act, that, in the judgment of Purchaser, could be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

    (e) a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including the Company or its subsidiaries), or it shall have been publicly disclosed or Purchaser shall have learned that (i) any person (including the Company or its subsidiaries), entity or "group" (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) shall have become the beneficial owner (as defined in Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 20% of any class or series of capital stock of the Company (including the Shares) other than for bona fide arbitrage purposes or (ii) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

    (f) any change shall have occurred (or any development shall have occurred involving a prospective change) or Purchaser or the Merger Sub shall have become aware of any fact (including, but not limited to, any such change) that has had, or is reasonably likely to have, a material adverse effect on the Company and its subsidiaries taken as a whole;

    (g) the Board of Directors of the Company (or a special committee thereof) shall have amended, modified or withdrawn its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have failed to publicly reconfirm such approval or recommendation upon request by Purchaser or the Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

    (h) the Merger Agreement shall have been terminated by the Company or Purchaser or the Merger Sub in accordance with its terms or Purchaser or the Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the sole judgment of Purchaser and the Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or the Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

  The foregoing conditions are for the sole benefit of Purchaser and the Merger Sub and may be asserted by Purchaser or the Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or the Merger
Sub) giving rise to such condition or may be waived by Purchaser or the Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser and the Merger Sub concerning any event described in this section will be final and binding upon all parties. The failure by the Merger Sub at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

  A public announcement will be made of a material change in, or waiver of, such conditions, and the Offer may, in certain circumstances, be extended in connection with any such change or waiver.

14. DIVIDENDS AND DISTRIBUTIONS.

  If, on or after March 3, 1998, the Company should split, combine or otherwise change the Shares or its capitalization or shall disclose that it has taken any such action, then the Merger Sub, in its discretion, may make such adjustments in the Merger Consideration and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

  If, on or after March 3, 1998, the Company should declare or pay any cash or stock dividend (other than the regular quarterly cash dividends not in excess of $0.04 per share of Common Stock at the normal time at which such dividends are declared and paid) or other distribution on or issue any rights with respect to the shares of Common Stock, payable or distributable to stockholders of record on a date occurring on or after March 3, 1998 and prior to the transfer to the name of the Merger Sub or its nominees or transferees on the Company's stock transfer records of the shares of Common Stock purchased pursuant to the Offer, then, without prejudice to the Merger Sub's rights under Section 13, (i) the price payable by the Merger Sub pursuant to the Offer will be reduced by the amount of any such cash dividend or distribution and (ii) the whole of any non-cash dividend or distribution (including additional shares of Common Stock or rights as aforesaid) received by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Merger Sub, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Merger Sub will be, subject to applicable law, entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Merger Sub in its sole discretion.

15. CERTAIN LEGAL MATTERS

  General. Except as otherwise disclosed herein, based upon an examination of publicly available filings with respect to the Company, Purchaser and the Merger Sub are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by the Merger Sub pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Merger Sub pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Purchaser's business or that certain parts of the Company's or Purchaser's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause the Merger Sub to elect to terminate the Offer without the purchase of the Shares thereunder. The Merger Sub's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

  Antitrust Compliance. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. The acquisition of Shares by the Merger Sub is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of the Merger Sub's obligation to accept Shares for payment.

  Pursuant to the HSR Act, Purchaser filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on March 4, 1998. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Purchaser. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on March 19, 1998, unless early termination of the waiting period is granted or Purchaser receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Purchaser has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Purchaser, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Purchaser with such request. Thereafter, the waiting period could be extended only by agreement or by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the purchase of and payment for Shares will be deferred until ten calendar days after the request is substantially complied with unless the waiting period is sooner terminated by the FTC or the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Merger Sub pursuant to the Offer. At any time before or after the Merger Sub's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by the Merger Sub or the divestiture of substantial assets of Purchaser, the Company or any of their respective subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

  Foreign Approvals. The Company owns property or conducts business in various foreign countries and jurisdictions. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain of those foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of governmental authorities in such countries and jurisdictions, including the Regulatory Approvals. The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer. There can be no assurance that Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or non-compliance will not have a material adverse effect on the financial condition, properties, business or results of operations of the Company and its subsidiaries taken as a whole or impair Purchaser, the Merger Sub or the Company or any of their respective affiliates, following consummation of the Offer or Merger, to conduct any material business or operations in any jurisdiction where they are now being conducted. See Section 13.

  State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds (e.g. 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

  Purchaser does not believe that any state takeover laws apply to the Offer and it has not complied with any state takeover laws. See Section 11. Should any government official or third party seek to apply any state takeover law to the Offer, Purchaser will take such action as then appears desirable.

  If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, the Merger Sub might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Merger Sub might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, the Merger Sub may not be obligated to accept for payment any Shares tendered. See Section 13.

  Federal Reserve Board Regulations. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Purchaser and the Merger Sub will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

16. FEES AND EXPENSES.

  Purchaser and the Merger Sub have retained Wasserstein Perella to act as the Dealer Manager and to provide certain financial advisory services in connection with the proposed acquisition of the Company. In connection with such services Purchaser has agreed to pay Wasserstein Perella a transaction fee of $1,650,000 upon consummation of the Offer. Purchaser and the Merger Sub have agreed to reimburse Wasserstein Perella for its reasonable out-of-pocket expenses, including the fees and expenses of its counsel, for acting as financial advisor and Dealer Manager, and have agreed to indemnify Wasserstein Perella against certain liabilities and expenses for acting as financial advisor and Dealer Manager, including liabilities under the federal securities laws.

  The Merger Sub has also retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation for such services, plus reimbursement of out-of-pocket expenses and the Merger Sub will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

  The Merger Sub will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Merger Sub for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Merger Sub may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

  Neither Purchaser nor the Merger Sub is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

  Purchaser and the Merger Sub have filed with the SEC a Statement on Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statement and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in the manner set forth in Section 8.

  No person has been authorized to give any information or make any representation on behalf of Purchaser or the Merger Sub not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          BGN Acquisition Corp.

March 6, 1998

                                                                      SCHEDULE A

                      INFORMATION CONCERNING THE DIRECTORS
             AND EXECUTIVE OFFICERS OF PURCHASER AND THE MERGER SUB

  The following tables set forth the name, business address, present principal occupation and material positions held within the past five years of each director and executive officer of Purchaser and the Merger Sub. Unless otherwise specified, each person listed below is a citizen of the United States and has his or her principal business address at 2121 San Jacinto Street, Suite 2500, Dallas, Texas 75201.

                                   PURCHASER

                                          PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT, MATERIAL POSITIONS
     NAME AND BUSINESS ADDRESS            HELD DURING THE PAST FIVE YEARS
 ---------------------------------  -------------------------------------------
 David H. Blake...................  Director since 1992. Dean, Graduate School of Management, University of California,
                                    Irvine, since 1997; Dean, Edwin L. Cox
                                    School of Business, Southern Methodist
                                    University, from January 1990 to December
                                    1996; Dean and Professor, Graduate School
                                    of Management, Rutgers-The State University
                                    of New Jersey, January 1983 to December
                                    1989, Director, Procom Technology Inc.
 Richard W. Vieser................  Director since 1992. Chairman of the Board,
                                    President and Chief Executive Officer, FL
                                    Industries, Inc., electrical equipment and
                                    high efficiency industrial and commercial
                                    heating and cooling equipment, June 1985
                                    until retirement November 1989; Chairman of
                                    the Board, President and Chief Executive
                                    Officer, Lear Siegler, Inc., March 1987
                                    until retirement November 1989; Chairman
                                    and Chief Executive Officer, FL Aerospace
                                    Corp., September 1986 until retirement
                                    November 1989. Director, Ceridian
                                    Corporation (formerly Control Data
                                    Corporation), Dresser Industries, Inc.,
                                    Sybron Corporation, Varian Associates, Inc.
                                    and Berg Electronics.
 Samuel B. Casey, Jr..............  Director since 1992. Chairman of the Board,
                                    Dixon Ticonderoga Company, manufacturer and
                                    marketer of writing products, October 1985
                                    until retirement February 1989. Director,
                                    Dresser Industries, Inc. and Dixon
                                    Ticonderoga Company.
 Rawles Fulgham...................  Director since 1992. Senior Advisor,
                                    Merrill Lynch & Co. Inc., financial
                                    services, Dallas, Texas, since September
                                    1989; Advisor to certain Committees of the
                                    Board of Directors of Dorchester Hugoton
                                    Limited since August 1995; Executive
                                    Director, Merrill Lynch Private Capital,
                                    Inc., private financings, from August 1982
                                    to September 1989. Director, BancTec, Inc.,
                                    NCH Corporation, and Dresser Industries,
                                    Inc.
 J. L. Jackson....................  Director since 1992. Chairman of the
                                    Company since January 1, 1994; Chief
                                    Executive Officer of the Company since
                                    October 1993; President and Chief Operating
                                    Officer since February 1997; President from
                                    July 1994 to December 1995; Vice Chairman
                                    of the Company from October 1993 to
                                    December 1993; for more than five years,
                                    business consultant to the petroleum
                                    industry; President and Chief Operating
                                    Officer, Diamond Shamrock Corporation,
                                    1983-1986.

                                          PRESENT PRINCIPAL OCCUPATION OR
                                           EMPLOYMENT, MATERIAL POSITIONS
     NAME AND BUSINESS ADDRESS            HELD DURING THE PAST FIVE YEARS
 ---------------------------------  -------------------------------------------
 Graham L. Adelman................  Senior Vice President and General Counsel
                                    of the Company since July 1995; Secretary
                                    of the Company since July 1996; Senior Vice
                                    President, General Counsel and Secretary of
                                    The Western Company of North America from
                                    1990 to April 1995.
 Juan M. Bravo....................  Vice President of the Company and President
                                    of Harbison-Walker Refractories Company
                                    since March 1996; President of Harbison-
                                    Walker International Division from November
                                    1995 to March 1996; President and Chief
                                    Executive Officer of Refmex from January
                                    1995 to November 1995; Vice President of
                                    Chemical and Refractories Division of
                                    Penoles S.A. De C.V., Mexico from 1990 to
                                    December 1994.
 Gary G. Garrison.................  Chief Financial Officer of the Company
                                    since December 1994; Vice President--
                                    Finance and Controller of the Company since
                                    September 1993; Treasurer of the Company
                                    since May 1992; Senior Vice President--
                                    Administration of the Finance Division of
                                    Komatsu Dresser Company October 1988 to
                                    April 1992; Vice President of Dresser
                                    Finance Corporation November 1984 to May
                                    1992.
 Thomas R. Hurst..................  Vice President of the Company since June
                                    1994; President of Industrial Tool Division
                                    of the Company since August 1992; President
                                    of Industrial Tool Division of Dresser
                                    Industries, Inc. from May 1983 to July
                                    1992.
 Jim Alleman......................  Vice President, Human Resources of the
                                    Company since August 1997; Senior Vice
                                    President, Human Resources of Lomas
                                    Financial Corporation, Inc. from February
                                    1994 to July 1997; Vice President of Human
                                    Resources for Pacific Enterprises Oil
                                    Company (USA) from October 1991 to July
                                    1993; Director of Strategic Planning for
                                    Pacific Enterprises Oil Company (USA) from
                                    August 1990 to September 1991; Director of
                                    Human Resources for Terra Resources, Inc.
                                    from July 1988 to July 1990.
 George W. Pasley.................  Vice President--Communications of the
                                    Company since September 1996; Business
                                    Consultant from September 1995 to August
                                    1996; Chief Financial Officer of Maxus
                                    Energy Corp. from September 1994 to
                                    September 1995; Senior Vice President of
                                    Maxus Energy Corp. from October 1991 to
                                    August 1994.
 Mark D. Stott....................  Vice President--Planning and Development of
                                    the Company since August 1996; Director of
                                    Business Analysis of Motorola, Inc. from
                                    1993 to 1996; Senior Manager of Motorola,
                                    Inc. from 1988 to 1991.

  Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or his broker-dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                         HARRIS TRUST AND SAVINGS BANK

  Facsimile Transmission  By Hand/Overnight Delivery:      By Registered or
         Number:         Harris Trust and Savings Bank     Certified Mail:
      (For Eligible        c/o Harris Trust Company     Harris Trust and Savings
    Institutions Only)            of New York                     Bank
      (212) 701-7636            88 Pine Street        c/o Harris Trust Company
    Confirm Receipt of             19th Floor                  of New York
 Facsimile by Telephone:       New York, NY 10005             P.O. Box 1010
      (212) 701-7624                                      Wall Street Station
                                                        New York, NY 10268-1010

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.


                    The Information Agent for the Offer is:

                                   GEORGESON
                                 & COMPANY INC.
                                 --------------
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:

                        WASSERSTEIN PERELLA & CO., INC.
                              31 WEST 52ND STREET
                            NEW YORK, NEW YORK 10019
                                 (212) 969-2700